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EXHIBIT 10.17

                            TIME BROKERAGE AGREEMENT

         THIS TIME BROKERAGE AGREEMENT ("Agreement"), dated as of December 29, 1999, is made and entered into by and between RADIO UNICA CORP., a Delaware corporation ("Unica"), and QUETZAL BILINGUAL COMM., INC., a California corporation ("Quetzal").

         WHEREAS, Quetzal is the owner and operator of radio station KURS, 1040 kHz, licensed to San Diego, California (the "Station");

         WHEREAS, Unica and Quetzal have entered into that certain Option Agreement, dated as of December 29, 1999 (the "Option Agreement"), pursuant to which Quetzal has granted to Unica an option (the "Option") to purchase substantially all of the assets of the Station pursuant to the Asset Purchase Agreement (the "Asset Purchase Agreement") attached as an exhibit to the Option Agreement;

         WHEREAS, Quetzal desires to make available to Unica substantially all the broadcasting time on the Station; and

         WHEREAS, Unica is engaged in the business of radio broadcasting and desires to avail itself of the Station's available broadcast time.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, Unica and Quetzal agree as follows:

1.       COMMENCEMENT DATE AND FACILITIES.

         Commencing 12:01 a.m. on Saturday, January 1, 2000 (the "Operational Commencement Date"), Quetzal shall broadcast, or cause to be broadcast, over the Station transmission facilities certain programming, consisting of programs, announcements and advertising (the "Programming"), originating at the Station's studio or delivered to Quetzal by Unica in compliance with the provisions of
Section 6(a) of this Agreement. Unica shall deliver the Programming to Quetzal's transmitter site at Unica's exclusive cost, by means reasonably acceptable to Quetzal.

2.       LICENSE TO USE STUDIO AND OFFICE FACILITIES; ASSIGNMENTS.

         (a) During the Term (as hereinafter defined) of this Agreement Unica is hereby granted a license to utilize the Station's studio and office facilities located at the News Plaza Building, 296 H Street, 3rd Floor, Chula Vista, CA 91910 (the "Premises"); PROVIDED, THAT until February 29, 2000, Mr. Jaime Bonilla and his personnel shall be allowed to continue to use approximately 1,410 square feet of office space located on the Premises that Mr. Bonilla and his peronnel are currently using for business offices (the "Office Space"). Unica hereby agrees to pay News Baja, Inc. a monthly fee of Two Thousand Six Hundred Twenty-Six Dollars ($2,626.00) for the use of the Office Space commencing on March 1, 2000 and continuing for the remainder of the Term of this Agreement; except that, no such monthly fee for the Office Space shall be owed by Unica until Mr. Bonilla and


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his personnel have vacated the Office Space. During the Term of this Agreement,
Unica shall be obligated to make no payments for the license to use the Premises other than the monthly fee called for by this Section 2(a) and the fee called for by Section 4 hereof. Unica shall not make any material physical improvements or changes to the Premises without the prior written consent of Quetzal, which consent shall not be unreasonably denied nor delayed; PROVIDED, HOWEVER, that Unica may, at its own expense, install on the Premises such equipment, including, without limitation, satellite receivers, as necessary to permit Unica to broadcast the Programming on the Station. Such installation shall be subject to Quetzal's approval and supervision. Title to any such equipment installed on the Premises by Unica shall remain with Unica. Unica does not assume, and shall not be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated by this Agreement, any liabilities, obligations or commitments of Quetzal of any nature whatsoever, regardless of whether arising from or relating to the ownership, operations or business of the Station. Except as specifically provided in Section 2(d) hereof, this Agreement shall not constitute an assignment of any contract or lease to which Quetzal is a party, including without limitation any studio or tower leases. Consistent with this Agreement, except as specifically provided in Section 2(d) hereof, Quetzal shall continue to perform all of its obligations under all contracts, leases and other agreements in a timely manner and otherwise keep all such contracts and leases in full force and effect.

         (b) In the event that Unica exercises the Option pursuant to the terms of the Option Agreement, Unica and News Baja, Inc., the controlling shareholder of Quetzal, agree to enter into a lease agreement substantially in the form of Quetzal's current lease with News Baja for the Premises, a copy of which is attached hereto as Exhibit A, which lease shall include the following terms:
Unica shall pay monthly rent of $8,400.00 for a term of seven years and shall have the option to extend the term of the lease for an additional five years. The monthly rent shall be increased three percent (3%) per year. The lease shall include parking, general building maintenance and the use of fifty percent (50%) of the garage (News Baja to pay for separation wall and new exterior entrance into subdivided space). Electrical shall be paid for at a rate of thirty-three percent (33%) of the electrical invoice for the building. The first and last month's rent shall be paid as a deposit.

         (c) In addition to any payments required pursuant to Section 4(a) hereof and Section 1.6 of the Option Agreement, on the date hereof, Unica shall pay News Baja One Hundred Thousand Dollars ($100,000.00) for vacating the Premises, such amount to be paid by wire transfer of immediately available funds to an account specified by Quetzal in writing.

         (d) Subject to the terms hereof, Quetzal hereby assigns, transfers, and conveys to Unica, its successors and assigns, and Unica hereby accepts all of the rights, title and interest of Quetzal in the contracts set forth on Schedule 2(d)(i) hereof. In addition, Quetzal hereby assigns title to and Unica hereby accepts the contracts to a 1996 GMC Safari, account number 085-0368-18340 and a 1996 GMC Safari, account number 085-0368-19474 and Quetzal hereby further assigns title to a 1985 GMC Step Van. Additionally, Unica hereby assumes the obligations for advertising time as set forth on Schedule 2(d)(ii) hereto; PROVIDED, THAT, in no event will Unica be responsible for more than $149,879.50 of advertising time which obligation Unica shall fulfill in accordance with Seller's



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rate card; and subject to the terms of Section 21.2(g) hereof, Unica covenants and agrees to use its best efforts to commission Lotus Hispanic Reps. Corp., a California corporation ("Lotus") for sales previously booked and recorded for the broadcast period that begins January 1, 2000 pursuant to that certain contract dated September 28, 1999 between Lotus and Pacific Spanish Network Radio Station KURS (the "Lotus Agreement").

3        TERM.

         This Agreement shall be effective on January 1, 2000, and, unless sooner terminated, extended or renewed as hereinafter provided, shall end on December 31, 2001 (the "Initial Term"). In the event the Option is exercised by Unica, the Initial Term of this Agreement shall end upon the Closing (as defined in the Asset Purchase Agreement) or the termination of the Asset Purchase Agreement pursuant to the terms thereof, it being expressly agreed and understood that termination of the Asset Purchase Agreement shall not result in the Initial Term of this Agreement ending prior to December 31, 2001. At any time prior to the end of the Initial Term, Unica, at its sole option, by written notice to Quetzal, may renew this Agreement for an additional one year period, in which case this Agreement, unless sooner terminated, shall continue from January 1, 2002 and end on December 31, 2002, (the "Renewal Term," and together with the Initial Term, the "Term").

4        PAYMENTS BY UNICA.

         (a) In addition to any fees and costs Unica incurs in producing, providing and delivering the Programming (including costs payable by Unica pursuant to Section 4(c) and Section 10(a) hereof), and the fees called for pursuant to Section 2(a) hereof and subject to Section 1.6 of the Option Agreement, Unica hereby agrees to pay Quetzal, during the Term, a monthly fee of Sixty Two Thousand Dollars ($62,000.00) ("Monthly Fee"), which Monthly Fee includes all costs related to engineering, transmitter operations, utilities, and transmitter lines and subject to Section 2(a) hereof) the use of Quetzal's studio facilities. The Monthly Fee payable by Unica to Quetzal pursuant to this Agreement shall be paid in advance without notice or demand prior to the first day of each month during the Term hereof, except that Unica shall pay Quetzal, on the date hereof, a deposit of One Hundred Twenty Four Thousand Dollars ($124,000.00), representing the Monthly Fee to be paid by Unica for the first and last month pursuant to this Section 4(a), such amount to be paid by wire transfer of immediately available funds to an account specified by Quetzal in writing. Quetzal hereby agrees that the Monthly Fees due hereunder for the seventh and eighth months shall be suspended and no payments shall be made by Unica to Quetzal for such months; PROVIDED, THAT if the Option is not exercised by Unica, such Monthly Fees for the seventh and eighth months in the amount of One Hundred Twenty Four Thousand Dollars ($124,000.00) shall be added to the last Monthly Fee payment due under this Agreement by Unica to Quetzal. Monthly Fee payments received later than the fifth business day of any month shall be subject to a late charge of five percent (5%) of the Monthly Fee (the "Late Charge"). The Late Charge shall be paid within ten business days of written notice by Quetzal to Unica of the late Monthly Fee. Subject to Section 1.6 of the Option Agreement, all payments to Quetzal hereunder shall be made without deductions or offset and shall be non-refundable, except as otherwise provided in this Agreement.


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         (b) Subsequent payments will be made by check delivered to Quetzal at
296 H Street, 3rd Floor, Chula Vista, California 91910, or such other address as Quetzal may select pursuant to Section 29 hereof, PROVIDED, THAT, if Quetzal has given wire transfer instructions to Unica, Unica will be required to make all payments by wire transfer of immediately available funds to the account specified by Quetzal.

         (c) Unica shall be solely responsible for and shall pay in a timely manner all direct and indirect costs incurred by Unica in producing, providing and delivering the Programming including, but not limited to, (i) program costs,
(ii) sales costs, (iii) Station advertising and promotion costs, (iv) costs related to Unica's audio lines to Quetzal's studio or transmitter, (v) salaries, payroll taxes, insurance, health benefits and related costs of personnel employed by Unica in connection with the Programming supplied to Quetzal, (vi) marketing, costs in connection with sales and promotion of radio time, (vii) costs related to administrative supplies, FCC regulatory fees, local and long distance telephone service related to the Station (including toll-free calls), and (viii) income, gross receipts, sales, personal property, and other taxes of any nature whatsoever and costs related to Unica's programming of the Station. Additionally, Unica shall be solely responsible for providing and operating its own vehicles in connection with the Programming and shall be solely responsible for the payment of any costs incurred in connection with the provision and operation of such vehicles, including insurance.

         (d) Quetzal agrees to assign to Unica on the date hereof all of its right title and interest in the accounts receivable (the "Accounts Receivable") set forth on Schedule 4(d) hereto. In consideration for assigning the Accounts Receivable to Unica, Unica agrees to pay Quetzal a sum equal to forty percent (40%) of the amount of the total Accounts Receivable set forth on Schedule 4(d), such sum to be paid in four equal, monthly installments, commencing on February 1, 2000.

         (e) The failure of Quetzal to demand or insist upon timely and full payment of any payment due hereunder, shall not constitute a waiver of Unica's obligations under this Section 4.

5        PAYMENTS BY QUETZAL.

         In addition to the costs payable by Quetzal pursuant to Section 10(b) hereof, Quetzal shall be solely responsible for and shall pay in a timely manner the following costs of the Station: (i) rents, utilities, insurance and maintenance costs relating to the Station's tower and transmitter site facilities and other real and personal property relating to, or used by, the Station; (ii) Quetzal's local telephone service, its delivery and postal service expenses; (iii) the salaries, payroll taxes, insurance, health benefits and related costs of personnel employed by Quetzal in the operation of the Station following the Operational Commencement Date; and (iv) income, gross receipts, sales, personal property, excise or any other taxes of any nature whatsoever pertaining to the transmission function of the Station and costs related to the production and broadcast of material supplied by Quetzal pursuant to Section 6(b) of this Agreement ("Quetzal Programming").



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

6        PROGRAMS.

         (a) Unica shall furnish or cause to be furnished, at its own cost, material in broadcast-ready form for broadcast on the Station pursuant to this Agreement at all times other than the times of the Quetzal Programming, and all such Unica programs shall accord with the Communications Act of 1934, as amended (as so amended, the "Act"), and all other applicable statutes and Federal Communications Commission ("FCC") policies and requirements. All rights, including without limitation all ownership rights and rights of use, relating to the Programming shall belong exclusively to Unica, and Quetzal shall have no rights of any kind in or to such programs and hereby disclaims all rights thereto.

         (b) Quetzal reserves the following periods to present Quetzal Programming and to sell time and collect fees therefor: Sunday morning from 6:00AM - 8:00 AM. Upon reasonable notice from Quetzal, Unica instead of Quetzal will program those hours at Unica's expense and Unica will retain any proceeds resulting therefrom.

7        EMPLOYMENT.

         (a) Quetzal shall be solely responsible for, and shall indemnify Unica, its directors, officers, employees, contractors, agents, or affiliates from and against, all claims, costs, losses, liability, damages, and other expenses (including reasonable professional fees and disbursements) relating to, salaries, taxes, insurance, severance, bonuses and other benefits or obligations due or payable to: (i) all personnel (other than employees of Unica) used in the production of Quetzal Programming hereunder or necessary to fulfill Quetzal's obligations hereunder; and (ii) all employees of Quetzal.

         (b) Unica shall be solely responsible for, and shall indemnify Quetzal, its directors, officers, employees, contractors, agents or affiliates from and against, all claims, costs, losses, liability, damages, and other expenses (including reasonable professional fees and disbursements) relating to, salaries, taxes, insurance, severance, bonuses, and other benefits or obligations due or payable to: (i) all personnel (other than employees of Quetzal) used in the production of the Programming hereunder or necessary to fulfill Unica's obligations hereunder; and (ii) all employees of Unica.

8        HANDLING OF MAIL AND PUBLIC FILE.


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         To the extent that either Quetzal or Unica receives or handles mail, cables, telecopies, telephone calls or other communications in connection with any material broadcast over the Station during the term of this Agreement, the party promptly shall (a) advise the other, in writing, of any public or FCC complaint or inquiry concerning the Programming or the Quetzal Programming, or both and (b) deliver to the other a copy of any written communications from the public or the FCC. Unica also shall deliver to Quetzal copies of all operating and programming information relating to Unica, including, without limitation, the Station's operating logs, necessary to maintain the public file and other records required to be kept by FCC regulations, rules and policies. During the term of this Agreement, Unica, as to the Programming, also shall maintain and deliver to Quetzal such records and information required by the FCC to be placed in the public inspection file of the Station relating to the broadcast of political programming and advertisements, in accordance with the provisions of Sections 73.1943 and 73.3526 of the FCC's rules, and pertaining to the broadcast of sponsored programming addressing political issues or controversial issues of public importance, in accordance with the provisions of Section 73.1212 of the FCC's rules. Unica also shall consult with Quetzal concerning the Programming to ensure that the Station is compliant with the Act and all other applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to "equal opportunities") and the charges permitted therefor. Unica shall provide to the Station such documentation relating to the Programming as Quetzal reasonably shall request. Quetzal shall be responsible for providing the personnel necessary to maintain a complete public file (as required by the FCC) and to compile and file all required quarterly issues/programs lists for the Station.

9        MAINTENANCE OF EQUIPMENT.

         (a) The transmitter equipment and antennas used for the Station's broadcasts owned by Quetzal (the "Transmission Equipment") shall be maintained by Quetzal in a condition consistent with good engineering practices and in compliance in all material respects with the Act and all other applicable rules, regulations and technical standards of the FCC. Quetzal shall maintain power and modulation of the Station broadcasts in a manner consistent with Quetzal's past practices. All capital expenditures reasonably required to maintain the technical quality of the Station's Transmission Equipment and its compliance with applicable laws and regulations shall be made at the sole expense and in the sole discretion of Quetzal.

         (b) All equipment necessary for the delivery of the Programming and the Quetzal Programming shall be paid for and/or maintained by Unica in a condition consistent with good engineering practices and in compliance in all material respects with the Act and all other applicable rules, regulations and technical standards of the FCC. All capital expenditures reasonably required to maintain the technical quality of the broadcast equipment and its compliance with applicable laws and regulations shall be made at the sole expense and in the sole discretion of Unica.

10       RESPONSIBILITY FOR PRODUCTION EXPENSES.


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         (a) Unica shall pay for all costs associated with producing, providing and delivering the Programming and sale of radio time, all fees to ASCAP, BMI and SESAC and any other music licensing organization, attributable to the Programming and any other copyright fees attributable to the Programming.

         (b) Quetzal shall pay for all costs associated with producing, providing and delivering the Quetzal Programming and sale of radio time, all fees to ASCAP, BMI and SESAC and any other music licensing organization, attributable to the Quetzal Programming and any other copyright fees attributable to the Quetzal Programming.

11       CONTROL OF THE STATION.

         During the term of this Agreement, Quetzal shall maintain ultimate control over the Station's facilities and Unica agrees that it will permit Quetzal to take any and all steps necessary to maintain such control continuously throughout the term of this Agreement. Quetzal and Unica acknowledge and agree that Quetzal's responsibility to retain control is an essential element of the continuing validity and legality of this Agreement. Quetzal shall provide and shall pay all costs for: (a) a General Manager for the Station who shall report solely to, and be accountable solely to, Quetzal and who shall direct the day-to-day operations of the Station; and (b) such other engineering, programming and other personnel as are necessary to fulfill Quetzal's obligations under this Agreement, including but not limited to personnel necessary for any remote control facilities to be manned by Quetzal's personnel to meet FCC operating requirements, all in accordance with FCC policies, which currently require Quetzal to employ at the Station at least one full time management employee (who shall be the General Manager referred to in clause (a) of this Section 11) and one full time staff employee (or part time employees equivalent to one full time staff employee). Quetzal shall retain control, said control to be reasonably exercised, over the policies, programming and operations of the Station, including, without limitation, the right to decide whether to accept or reject any programming or advertisements, and the right to take any other actions necessary to comply with the laws of the United States and of the State of California and the rules, regulations and policies of the FCC. Quetzal shall maintain its main studio within the boundaries permitted by FCC rules and Unica shall take such actions as Quetzal may reasonably request to ensure such requirements are met. Unica shall have the ability to utilize Quetzal's studio and office facilities during the Term of this Agreement in accordance with Section 2 hereof. Unica shall not represent, warrant or hold itself out as the Station's owner and shall sell all advertising time and enter into all agreements in its own name. Quetzal reserves the right to refuse to broadcast any program or programs containing matter which is, or in the reasonable opinion of Quetzal may be, violative of any right, law, or governmental rule, regulation or policy.

12       SPECIAL EVENTS.

         Quetzal has the right to reject any of the Programming and to substitute on a temporary basis a program that, in the reasonable opinion of Quetzal, is of greater public local or national importance. Quetzal confirms that no Programming shall be rejected on the basis of Programming



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performance or ratings, advertiser reaction or the availability of alternative programming (including, but not limited to, sporting events or paid programming) that Quetzal believes to be more profitable or more attractive. Quetzal shall give Unica written notice of such rejection and substitution, and the reasons therefor, at least three (3) weeks in advance of the scheduled broadcast, or as soon thereafter as possible (including an explanation of the cause of any lesser notice). In the event of such preemption, Unica shall receive a payment credit in an amount equal to the loss of revenue by Unica which shall equal the loss of the Station's local and national revenues and the Station's allocation of Radio Unica network revenues. The Station's allocation of Radio Unica network revenues shall be equal to the percentage of Radio Unica network revenues that is the same percentage determined by dividing the Hispanic population of the San Diego market by the total Hispanic population reached by the Radio Unica network.

13       FORCE MAJEURE.

         Any failure or impairment (I.E., failure to broadcast at Station's full authorized power) of facilities or any delay or interruption in broadcast programs, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to any acts of God, strikes or threats thereof or FORCE MAJEURE or due to any other causes beyond the reasonable control of Quetzal or Unica shall not constitute a breach of this Agreement and Quetzal or Unica, as the case may be, will not be liable to the other party hereto therefor, provided such party uses reasonable diligence to correct such failure or impairment as soon as is reasonably possible.

14       STATION'S IDS.

         Quetzal hereby grants to Unica an exclusive license to use such call letters and other identifiers as are currently used or in the future may be used by the Station (the "Station's Licensed Identifiers") in connection with the broadcast of Unica's programs on the Station, but for no other purpose. The license granted herein shall expire on the Closing Date or upon the expiration or earlier termination of this Agreement. Unica shall use the Station's Licensed Identifiers in Unica's programming in a manner consistent with the use thereof by Quetzal in broadcasts of the Station immediately prior to the Operational Commencement Date during the entire term of this Agreement and as may be required by the Act or the rules, regulations and policies of the FCC. In addition, Quetzal agrees, at Unica's cost, to cooperate with Unica in applying for a change or changes in the Station's Licensed Identifiers ("New Station Identifiers") should such a change be deemed appropriate by Unica, so long as such New Station Identifiers are not offensive or contrary to the public interest.

15       PAYOLA.

         Unica shall provide Quetzal with payola affidavits, substantially in the form attached hereto as Attachment A, signed by such of Unica's employees and at such times as Quetzal may reasonably request in writing, and shall notify Quetzal promptly of any violations it learns of relating to the Act, including Sections 317 and 508 thereof.


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16       COMPLIANCE WITH LAW AND OTHER AGREEMENTS.

         Unica and Quetzal shall, throughout the term of this Agreement, comply in all material respects with the Act, the rules, regulations and policies of the FCC, the terms of the Station's FCC licenses and all other laws and regulations applicable to the conduct of Station business.

17       INDEMNIFICATION; WARRANTY.

         Each party (as the case may be, the "Indemnitor") shall indemnify and hold harmless the other party (as the case may be, the "Indemnitee"), its directors, officers, employees, agents and affiliates, from and against any and all liability, including without limitation all reasonable attorneys fees, arising out of or incident to the programming furnished by the Indemnitor, any breach of this Agreement by the Indemnitor or the conduct of the Indemnitor, its directors, officers, employees, contractors, agents or affiliates. Without limiting the generality of the foregoing, Indemnitor shall indemnify and hold and save the Indemnitee, its directors, officers, employees, agents and affiliates harmless against liability for libel, slander, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from the programming furnished by the Indemnitor. Each party's obligation to hold the other harmless against the liabilities specified above shall survive any termination or expiration of this Agreement for a period of six (6) months.

18       EVENTS OF DEFAULT.

         Each of the following shall constitute an "Event of Default" under this
Agreement:

         (a) DEFAULT IN COVENANTS. Unica's or Quetzal's material non-observance or material non-performance of any covenant or agreement contained herein, (PROVIDED, HOWEVER, that such default shall not constitute an Event of Default hereunder unless such default is not cured within twenty (20) business days after delivery of written notice thereof to the breaching party by the non-breaching party); or

         (b) BREACH OF REPRESENTATION. Unica's or Quetzal's material breach of any representation or warranty herein, or in any certificate or document furnished pursuant to the provisions hereof, which shall prove to have been false or misleading in any material respect, as of the time made or furnished, and not cured within twenty (20) business days after delivery of written notice thereof to the breaching party by the non-breaching party; or

         (c) INSOLVENCY. The voluntary filing by Unica or Quetzal (or an involuntary filing with respect to Unica or Quetzal not vacated within ninety
(90) days after such filing) of a petition for reorganization or dissolution under federal bankruptcy laws or under substantially equivalent state laws.


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19       TERMINATION.

         (a) TERMINATION UPON AN EVENT OF DEFAULT. Either party may terminate this Agreement by written notice to the other party upon the occurrence of an Event of Default; provided however, that the party serving such notice shall not then be in default of its obligations under this Agreement.

         (b) EFFECT OF TERMINATION. Upon termination of this Agreement, pursuant to this Section 19, each party shall be free to pursue any and all remedies available at law, in equity or otherwise. Quetzal, in addition to its other legal and equitable rights and remedies under this Agreement or under applicable law, shall be entitled immediately to cease making available to Unica any further broadcast time or broadcast transmission and facilities, and all amounts accrued or payable to Quetzal prior to the date of termination which have not been paid shall be immediately due and payable. Unica, in addition to its other legal and equitable rights and remedies under this Agreement or under applicable law, shall be entitled immediately to cease providing any further Programming to be broadcast on the Station, and any amounts which have been prepaid to Quetzal beyond the termination date shall be immediately due and payable to Unica.

         (c) LIABILITIES UPON TERMINATION. Unica shall pay all debts and obligations resulting from its use of the Station's air time and transmission facilities, including, without limitation, accounts payable and net barter balances relating to the period on and after the Operational Commencement Date and prior to the termination of this Agreement and shall be entitled to the revenues and other credits for that period and Quetzal shall be entitled to retain the revenues and other credits arising from the Quetzal Programming.

         (d) SPECIFIC PERFORMANCE. In addition to Unica's rights of termination hereunder (and in addition to any other remedies available to it or provided under law), Unica may seek specific performance of this Agreement, in which case Quetzal shall waive the defense of an adequate remedy at law and interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy hereunder.

20       REVENUES.

         Unica shall receive all revenues attributable to the Programming on and from the Operational Commencement Date and for the period thereafter during the Term of this Agreement. Quetzal shall receive all revenues attributable to the Quetzal Programming during the Term of this Agreement.

21       REPRESENTATIONS, WARRANTIES AND COVENANTS.

         21.1 Unica represents and warrants to, and covenants with, Quetzal that:

         (a) This Agreement has been duly executed and delivered by Unica, and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor's rights generally or equitable principles. Unica has



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all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on Unica's part.

         (b) No consent of any other party and no consent, license, approval or authorization of, or exemption by, or filing, restriction or declaration with, any governmental authority, bureau, agency or regulatory authority, is required in connection with the execution, delivery or performance by Unica of this Agreement.

         (c) The execution, delivery and performance of this Agreement will not violate any provision in Unica's certificate of incorporation or by-laws, nor will it constitute or result in the breach of any term, condition or provision of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any agreement or other instrument to which Unica is a party or by which any part of its property is bound, or violate any law, regulations, judgment or order binding upon Unica.

         (d) No proceeding is pending or, to the knowledge of Unica, threatened against Unica before any court, government agency or arbitral tribunal that would enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

         (e) The Programming shall include (i) public service announcements (including, at Quetzal's request from time to time, a reasonable number of public service announcements of local interest); (ii) an announcement in form sufficient to meet the station identification requirements of the FCC at the beginning of each hour; (iii) an announcement at the beginning of each segment of programming to indicate the program time has been purchased by Unica; and
(iv) any other announcement that may be required by applicable law or regulations (including, but not limited to, Emergency Alert System tests).

         (f) The performing rights to all music contained in the Programming, if any, shall be licensed to Unica by BMI, ASCAP, SESAC or the composer directly or shall be in the public domain.

         21.2 Quetzal represents and warrants to, and covenants with, Unica that:

         (a) This Agreement has been duly executed and delivered by Quetzal, and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor's rights generally or equitable principles. Quetzal has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on Quetzal's part.

         (b) No consent of any other party and no consent, license, approval or authorization of, or exemption by, of filing, restriction or declaration with, any governmental authority, bureau, agency or regulatory authority, is required in connection with the execution, delivery or performance by Quetzal of this Agreement.

         (c) The execution, delivery and performance of this Agreement will not violate any provision of Quetzal's articles of incorporation or by-laws, nor will it constitute or result in the breach of any term, condition or provision of, or constitute a default under, or accelerate or permit the acceleration of any performance required by any agreement or other instrument to which Quetzal is a party or by which any part of its property is bound, or violate any law, regulation, judgment or order binding upon Quetzal.

         (d) Except as set forth on Schedule 21.2(d), no proceeding is pending or, to the knowledge of Quetzal, threatened against Quetzal before any court, governmental agency or arbitral tribunal that would enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

         (e) Quetzal Programming shall be designed to serve the interest of the Station's service area.

         (f) During the Term of this Agreement, Quetzal will hold all licenses and other permits and authorizations necessary for the operation of the Station, and such licenses, permits and authorizations are and will be in full force and effect throughout the Term of this Agreement. There is not pending, or to Quetzal's best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations. To the best of Quetzal's knowledge, Quetzal is not in violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have an adverse effect upon Quetzal, its assets, the Station or upon Quetzal's ability to perform this Agreement. Quetzal shall not take any action or omit to take any action which would have an adverse impact upon Quetzal, its assets, the Station or upon Quetzal' ability to perform this Agreement. All reports and applications required to be filed with the FCC or any other governmental body during the Term of this Agreement will be filed in a timely and complete manner. Quetzal has, and throughout the Term of this Agreement will maintain, good title to, or rights by license, lease or other agreement to use, all of the assets and properties used in the operation of the Station. During the Term of this Agreement, Quetzal shall not dispose of, transfer, assign or pledge any of such assets and properties, except with the prior written consent of Unica, if such action would adversely affect Quetzal's performance hereunder or the business and operations of Quetzal or the Station permitted hereby.

         (g) Quetzal covenants and agrees to use its best efforts to terminate the Lotus Agreement.

22       ARBITRATION.

         Any dispute arising under or related to this Agreement shall be resolved by binding arbitration in San Diego, California in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal Court having jurisdiction thereof. The prevailing party shall be awarded all of its legal fees, disbursements and costs of arbitration.

23       MODIFICATION AND WAIVER.

         No modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

24       DELAY IN EXERCISE OF REMEDIES; REMEDIES CUMULATIVE.

         No failure or delay on the part of Quetzal or Unica in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Quetzal and Unica herein provided are cumulative and are not exclusive of any right or remedies which they may otherwise have.

25       CONSTRUCTION.

         This Agreement shall be construed in accordance with the internal substantive (that is, without reference to conflict of) laws of the State of California and the obligations of the parties hereto are subject to all Federal, state or municipal laws or regulations now or hereafter in force and to the regulations and policies of the FCC and all other governmental bodies or authorities presently or hereafter duly constituted. The parties believe that the terms of this Agreement meet all of the requirements of current FCC policy for time brokerage agreements for radio stations and agree that they shall negotiate in good faith to meet any FCC concern with respect to this Agreement if they are incorrectly interpreting current FCC policy or if FCC policy as hereafter modified so requires. If the parties cannot agree to a modification or modifications deemed necessary by either party to meet FCC requirements, the termination provisions of Section 19 above shall apply. The parties further agree that they will make all required filings with the FCC with respect to this Agreement.

26       HEADINGS.

         The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

27       SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including, without limitation, any permitted transferees or assignees of any kind of the FCC licenses for the Station.

28       COUNTERPART SIGNATURES.

         This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the same original or the same counterpart.

29       NOTICES.

         Any notice required hereunder shall be in writing and any payment, notice or other communications shall be deemed given when delivered by hand or one (1) day after deposit with a recognized overnight courier for overnight delivery and addressed as follows:

                  (a)      If to Buyer:

                           Radio Unica Corp.
                           8400 N.W. 52nd Street
                           Suite 101
                           Miami, Florida  33176
                           Attn:   Joaquin F. Blaya
                           Phone:   (305) 442-4077

                           with a required copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           1440 New York Avenue, N.W.
                           Washington, D.C.  20005
                           Attn:  John C. Quale, Esq.
                           Phone:  (202) 371-7200

                  (b)      If to Seller:

                           Quetzal Bilingual Comm., Inc.
                           News Plaza Building
                           296 H Street, 3rd Floor
                           Chula Vista, CA 91910
                           Attn:   Jaime Bonilla
                           Phone:  (619) 427-5877

                           with a required copy to:

                           The Aventine-LaJolla
                           8910 University Center Lane
                           Suite 170
                           San Diego, CA 92122
                           Attn:  Steven McCue
                           Phone:  619-455-9210

                           and to:

                           Taylor Thiemann & Aitken, L.C.
                           908 King Street
                           Suite 300
                           Alexandria, VA  22314
                           Attn:  Robert L. Thompson
                           Phone:  703-836-9400

         or such other address as the addressee may have specified in a notice duly given to the sender as provided herein.

30       ENTIRE AGREEMENT.

         This Agreement (together with the Attachments hereto) and the Option Agreement embody the entire agreement between the parties regarding the subject matter hereof and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. No alteration, modification or change of this Agreement shall be valid unless it is embodied in a written instrument signed by both of the parties.

31       SEVERABILITY AND ASSIGNMENT.

         If any provision or provisions contained in this Agreement are held to be invalid, illegal or unenforceable, this shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had not been contained herein, PROVIDED, THAT the benefits afforded each party hereunder are not materially changed. Neither party may assign this Agreement without the prior written consent of the other party and any purported assignment without such consent shall be null and void and of no legal force or effect, PROVIDED, THAT either party may assign this Agreement if it would constitute a pro forma assignment or transfer of control (on Form 316) under Section 73.3540(f) of the FCC's rules.

32       NO JOINT VENTURE.

         The parties agree that nothing herein shall constitute a joint venture or a principal-agent relationship between them. The parties acknowledge that call letters, trademarks and other intellectual property shall at all times remain the property of the respective parties and that neither party shall obtain any ownership interest in the other party's intellectual property by virtue of this Agreement.

33       BOOKS AND RECORDS.

         Each of Quetzal and Unica agrees to permit the other party hereto and its agents and representatives reasonable access to all books and records relating to the operation of the Station that may be in its possession.

34       BENEFICIARIES.

         Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

35       FURTHER ASSURANCES.

         Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all such further actions, and to do, or cause to be done, all things necessary, proper or advisable in order to fully effectuate the purposes, terms and conditions of this Agreement.

36       CONFIDENTIALITY, PUBLIC NOTICES.

         Unica and Quetzal each agrees that it will use its best efforts to keep confidential (except for disclosure requirements of federal or state securities laws and securities markets along with such disclosure to attorneys, bankers, underwriters investors, etc. as may be appropriate in the furtherance of this transaction, or disclosure requirements of the FCC) all information of a confidential nature obtained by it from each of the other parties, including the terms of any proposal, in connection with the transactions contemplated by this Agreement. Unica and Quetzal shall jointly prepare and determine the timing of any press release or other announcement to the public or the news media relating to the execution of this Agreement. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of each other party hereto, except that any party may make any disclosure required to be made by it under applicable law (including federal or state securities laws and the regulations of securities markets) if it determines in good faith that it is appropriate to do so and gives prior notice to each other party hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Time Brokerage Agreement on the date first above written.

                                        RADIO UNICA CORP.

                                        By: ________________________________
                                            Name:
                                            Title:

                                        QUETZAL BILINGUAL COMM., INC.

                                        By: ________________________________
                                            Name:
                                            Title:

                                  ATTACHMENT A

                            FORM OF PAYOLA AFFIDAVIT

City of _______________________             )

County of ____________________              )        SS:

State of ______________________             )

                          ANTI-PAYOLA/PLUGOLA AFFIDAVIT

__________________________, being first duly sworn, deposes and says as follows:

1.       He/She is __________________________ for _____________________________.
                            Position

2.       He/She has acted in the above capacity since _________________________.

3. No matter has been broadcast by Station KURS for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him/her from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as he/she is aware, no matter has been broadcast by Station KURS for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station KURS or by any independent contractor engaged by Station KURS in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

                                                   _____________________________
                                                              Affiant


Subscribed and sworn to before me
this __ day of __________, 19__.


_____________________________________
Notary Public

My Commission expires: ________________

                                                                       EXHIBIT A

                             FORM OF LEASE AGREEMENT